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                             EMPLOYMENT AGREEMENT

                   Agreement dated as of December 29, 1987, by and between PHILIPP BROTHERS CHEMICALS, INC., a New York corporation with its principal offices located at One Parker Plaza, Fort Lee, New Jersey (the "Company"), and MARVIN S. SUSSMAN, residing at 101 Central Park West, New York, New York (hereinafter referred to as "MSS").

                   MSS and the Company desire to provide for the employment of MSS by the Company on the terms and conditions provided for herein, and the parties agree as follows:

                   1.       Term of Employment.
                            The Company hereby employs MSS and he hereby accepts
such employment by the Company, for a term commencing on the date hereof and continuing from year to year until terminated as provided in paragraph "9" hereof (the "Employment Period").

                   2.       Duties and Responsibilities.
                            MSS shall devote his full time and best efforts to
the business and affairs of the Company and its subsidiaries and affiliates during the Employment Period of the Company and of Prince Agriproducts, Inc. Subject to the direction and control of the Board of Directors, MSS shall be responsible for the day to day operation and management of the business of the Company's subsidiary, Prince Agriproducts, Inc.

                   3.       Compensation.

                            (a)     During the first year of the Employment
Period, MSS's compensation shall continue at the rate in effect immediately prior to the date of this Agreement, and shall be payable in equal monthly installments. Each year thereafter, or at such time as the Board shall determine his compensation shall be fixed by the Board in its sole discretion.

                            (b)     As additional compensation for his services
to the Company under this Agreement, the Company may (but it shall not be obligated to) pay to MSS an annual bonus in such amount as the Board of Directors shall determine in its sole discretion.

                   4.       Retirement Plan.

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                            During the Employment Period, MSS shall participate
in the Company's Retirement Plan, subject to the Company's right to modify or amend the Plan in accordance with applicable rules and regulations of the Internal Revenue Code or ERISA. Contributions for the MSS's benefit shall be subject to the contribution formula, the vesting provisions and the other terms and conditions of the Plan.

                   5.       Benefits.
                            During the Employment Period MSS shall participate
in such health and insurance benefit plans as are available to all other executives of the Company.

                   6.       Vacations.
                            During the Employment Period, MSS shall be entitled
to paid vacations during each twelve (12) month period in accordance with Company policy, to be taken at such times as are requested by him, subject tot he reasonable control of the Board of Directors in light of the Company's reasonable business requirements.

                   7.       Automobile.
                            The Company shall provide MSS with the use of an
automobile and shall pay all customary operating expenses therefor.

                   8.       Expenses.
                            The Company shall reimburse MSS for reasonable out-
of-pocket expenses incurred in the performance of his duties and responsibilities hereunder.

                   9.       Termination.
                            (a)  The Employment Period shall terminate upon the
occurrence of any of the following events:

                                 (i)   Death of MSS;
                                 (ii)  Permanent disability of MSS;
                                 (iii) Notice of termination by the Company at
any time, in writing; or
                                 (iv)  Resignation by MSS at any time, in
writing.

                            (b)  If the MSS's employment shall terminate by
reason of any of the events specified in subparagraph "(a)" above, the Company shall pay to him within ten (10) days following such event, a severance payment which shall equal

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the aggregate principal balance and all interest accrued thereon up to the date of termination of his employment, then due and owing by MSS and his wife, Aviva Sussman, to Jack C. Bendheim and to his wife, Gail Bendheim, pursuant to certain promissory notes dated the date hereof. The Company shall make such payment to MSS based upon certification furnished to it by Jack C. Bendheim as to the aggregate principal balance and accrued interest due on such promissory notes. MSS agrees that such severance payment shall be used to immediately prepay such notes and interest thereon in full and that the Company is hereby authorized and directed to make payment on his and his wife's behalf directly to the payees of said notes.

                    10.     Notices.
                            Any and all notices required or permitted to be
given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or on the third business day after the mailing thereof by registered or certified mail, return receipt requested, to the party entitled to receive the same, at the address which appears at the beginning of this Agreement, or at such other address as such party may be similar notice have designated.

                   11.     Miscellaneous.
                           (a)   This Agreement, constitutes the entire
understanding between the parties relating to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by both parties. The failure of a party to insist upon strict adherence to any provision of this Agreement on one occasion, shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that or any other provision of this Agreement. If required, waivers of performance must be in writing and signed by the party giving the waiver.

                   (b) This Agreement is personal in its nature and, except as otherwise provided herein, neither party, without the prior written consent of the other, may assign or transfer this Agreement or any rights or obligations hereunder; except that the Company, without being relieved of its obligations

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hereunder, may assign this agreement in connection with the acquisition of all or substantially all of the Company's assets and business, whether by merger, consolidation, purchase of assets or otherwise. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors (whether, in the case of the Company, by merger, consolidation, sale of assets or otherwise), and permitted assigns.

                            (c)  If any provision of this Agreement is invalid
or unenforceable, the balance of the Agreement shall nevertheless remain in full force and effect: and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                            (d)  This Agreement shall be governed and construed
in accordance with the laws of the State of New York.

                   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

                                       PHILIPP BROTHERS CHEMICALS, INC.

                                       BY: /s/ C. H. Bendheim
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                                       /s/ Marvin S. Sussman
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                                       Marvin S. Sussman

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